EXHIBIT 4.4

                         SUBORDINATION, NON-DISTURBANCE
                            AND ATTORNMENT AGREEMENT

                  SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this "Agreement"), made and entered into as of ________ __, 20__ by and among [Lender], a ___________ having an office at _____ _____________ ________
("Mortgagee"), 919 THIRD AVENUE ASSOCIATES L.P., a New York limited partnership having an office c/o J. P. Morgan Investment Management, Inc., a Delaware corporation having an office at 522 Fifth Avenue, New York, New York 10036 [or successor landlord] ("Landlord"), and DEBEVOISE & PLIMPTON, a New York general partnership having an address at 900 Third Avenue, New York, New York 10022 ("Tenant").

                              W I T N E S S E T H :

                  WHEREAS:

                  A. Landlord owns certain fee and leasehold interests in the improved real property described in Schedule A annexed hereto (the "Property");

                  B. Mortgagee is the owner and holder of the mortgage or mortgages listed in Schedule B annexed hereto (which mortgage or mortgages, together with all amendments, increases, renewals, modifications, consolidations, spreaders, replacements, combinations, supplements, substitutions and extensions thereof, now or hereafter made, is referred to collectively as the "Mortgage", and which Mortgage, together with the promissory note or notes and the loan agreements, and other documents executed in connection therewith and any amendments, increases, renewals, modifications, consolidations, spreaders, replacements, combinations, supplements, substitutions and extensions thereof, are referred to collectively to as the "Loan Documents");

                  C. Pursuant to an Agreement of Lease between Landlord and Tenant dated as of August __, 1998 (the "Lease"), Tenant has leased from Landlord a portion of the Property (the "Premises") more particularly described therein; and

                  D. Mortgagee has agreed to recognize the status of Tenant as tenant under the Lease in the event Mortgagee shall acquire the title to the Property by foreclosure or by the acceptance of a deed in lieu thereof, and Tenant has agreed to attorn to Mortgagee in any such event.

                  NOW THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter mentioned and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. (a) Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lease.

                  (b) Tenant represents and warrants to Mortgagee that to the best of Tenant's knowledge (i) the Lease is in full force and effect, (ii) there are no Events of Default under the Lease, (iii) no event has occurred which with the giving of notice or the passage of time, or both, would constitute a default under the terms of the Lease, and (iv) there are no agreements other than the Lease and documents executed concurrently with the Lease listed on Schedule B annexed hereto in existence or which are the subject of current negotiation between Landlord and Tenant relating to the Property or the Premises or with respect to any other matter related to Tenant's occupancy of the Premises.

                  2. Tenant hereby agrees that the Lease is and shall be under, subject and subordinate at all times to the lien, right, title and terms of the Loan Documents and all advances (whether optional or obligatory) and payments made or to be made under any Loan Document. In confirmation thereof, Tenant shall promptly but in any event within twenty (20) days after request, execute, acknowledge and deliver any instruments that Mortgagee may reasonably request from time to time to evidence the foregoing.

                  3. So long as (i) Tenant is not in default under the Lease or hereunder beyond any applicable notice and/or cure periods, (ii) the Lease has not been cancelled or terminated, pursuant to and in accordance with its terms, by Landlord or Tenant (without regard to whether Landlord or Tenant is then in default under the Lease), (iii) Tenant has not abandoned possession of all of the Premises (which shall include possession by any Permitted Occupants, as such term is defined in the Lease), and (iv) except as required pursuant to the Lease, Tenant has not made any advance payment of Fixed Rent (other than for one month) or Additional Rent then (A) in the event that Mortgagee shall commence an action to foreclose the Mortgage or to otherwise enforce the Loan Documents and/or acquire title to and possession of the Property, neither Tenant nor any person or entity properly claiming through or under Tenant shall be named or joined as a party defendant in any such action or proceeding (unless Mortgagee is required by applicable Legal Requirements to name Tenant or such other person or entity as a party defendant), and (B) the enforcement of the Loan Documents by Mortgagee shall not terminate the Lease nor shall Mortgagee disturb Tenant's leasehold estate and possession of the Premises in accordance with the terms of the Lease or any rights of Tenant (and any person or entity properly claiming through or under Tenant) under the Lease, in each case by reason of the subordination of the Lease to the Loan Documents or in any foreclosure action or any other action or proceeding instituted under or in connection with the Loan Documents or by reason of a transfer of the Landlord's interest under the Lease pursuant to the taking of a deed in lieu of foreclosure (or similar device) or in connection with a bankruptcy proceeding or otherwise.

                  4. If the interest of Landlord under the Lease shall be transferred as a result of an action or proceeding in which Tenant was named or joined as a party defendant as permitted under Section 2 above and the Lease was terminated as a result of such action or proceeding, and provided that (a) Tenant is not in default under the Lease or hereunder beyond any applicable notice and/or cure periods (b) the Lease has not been cancelled or terminated, pursuant to and in accordance with its terms, by Landlord or Tenant (without regard to whether Landlord or Tenant is then in default under the Lease), and
(c) Tenant has not abandoned possession of all of the Premises (which shall include possession by any Permitted Occupants, as such term is defined in the Lease), and (d) except as required pursuant to the Lease, Tenant has not made any advance payment of Fixed Rent (other than for one month) or Additional Rent, then, in such event, the Successor (as hereinafter defined) and Tenant shall enter into a new lease upon the same terms and conditions as were contained in the Lease, except that (i) the obligations and liabilities of Successor under any such new lease shall be subject to the terms and conditions of this Agreement (including the provisions of Paragraphs 5, 6 and 7 hereof), (ii) without limiting the generality of clause (i) above, Successor shall in no event have any obligation or liability to Tenant under any such new lease beyond those of Landlord as were contained in the Lease (except as expressly provided in this Agreement), and (iii) the expiration date of such new lease shall coincide with the then scheduled expiration date of the Lease (but Tenant shall retain any renewal options contained in the Lease). Tenant shall execute any such new lease reasonably satisfactory to Tenant, Mortgagee and/or Successor and shall attorn to Successor so as to establish direct privity between Successor and Tenant. "Successor" means the person or entity (including without limitation if it succeeds to the interest of Landlord under the Lease, Mortgagee) acquiring or succeeding to, the interests of Landlord under the Lease as a result of an action to foreclose the Mortgage or any other action or proceeding to enforce the Loan Documents or the taking of a deed in lieu of foreclosure, and such person's or entity's successors and assigns.

                  5. If the interest of Landlord under the Lease shall be transferred as a result of an action or proceeding in which Tenant was not named or joined as a party defendant (or if Tenant is so named or joined, but the Lease has not been terminated as a result of such action or proceeding), or by deed in lieu of foreclosure, or by any other means (in each case, whether in connection with a bankruptcy proceeding or otherwise), and provided that as of the Ownership Date (as defined herein) (a) Tenant is not in default under the Lease or hereunder beyond any applicable notice and/or cure periods, (b) the Lease has not been cancelled or terminated, pursuant to and in accordance with its terms, by Landlord or Tenant (without regard to whether Landlord or Tenant is then in default under the Lease), (c) Tenant has not abandoned possession of all of the Premises (which shall include possession by any Permitted Occupants, as such term is defined in the Lease), and (d) except as required pursuant to the Lease, Tenant has not made any advance payment of Fixed Rent (other than for one month) or Additional Rent, then, in such event:

                           (i) the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct Lease between Tenant and the Successor in accordance with terms of the Lease;

                           (ii) Tenant shall be deemed to have made a full and complete attornment to the Successor so as to establish direct privity between the Successor and Tenant and the Successor shall be deemed to have accepted such attornment. In confirmation thereof, Tenant and the Successor shall each execute, acknowledge and deliver within twenty
         (20) days after request any instruments that the other may reasonably request from time to time to evidence the foregoing. Mortgagee shall have no liability for failure by Successor to so execute or deliver any such instruments, so long as Mortgagee is not and does not control Successor; and

                           (iii) all obligations of Tenant under the Lease shall continue in full force and effect and be enforceable against Tenant by the Successor, and all obligations of Landlord under the Lease shall continue in full force and effect and be enforceable against the Successor by Tenant, subject to the terms of this Agreement.

                  6. (a) Nothing contained in this Agreement shall impose any obligation upon Mortgagee or Successor to perform any of the obligations of Landlord under the Lease unless and until Mortgagee or Successor shall acquire ownership of the Building, and in any event, Mortgagee or Successor shall have no liability with respect to any acts or omissions of Landlord occurring prior to the Ownership Date.

                     (b) Notwithstanding anything to the contrary contained herein, Tenant agrees that the liability of Mortgagee under the Lease and this Agreement, and all matters pertaining to or arising out of the tenancy and the use and occupancy of the Premises shall not exceed Mortgagee's interest in the Building, the Mortgage from time to time (subject to the release under Section 15 hereof relating to foreclosure or deed in lieu of foreclosure), and in no event shall Tenant make any claim against or seek to impose any personal liability in excess thereof upon Mortgagee and in no event shall Tenant make any claim or seek to impose personal liability on Mortgagee's managing and leasing agents for the Building, Mortgagee's asset manager for the Building, or any ground lessor of the Building, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents and representatives.

                  7. Tenant hereby agrees that notwithstanding anything to the contrary in this Agreement or the Lease:

                    (a) No amendment, modification or termination of the Lease and no surrender of all or any portion of the Premises shall be effective against Mortgagee unless such amendment, modification, termination or surrender is consented to in writing by Mortgagee, except for rights of termination expressly provided for in the Lease;

                    (b) Neither Mortgagee nor Successor shall be bound by any advance payment of Fixed Rent (other than one month) or Additional Rent to Landlord except as specifically required in the Lease or expressly approved in writing by Mortgagee;

                    (c) Except as set forth in Section 6(a) or elsewhere in this Agreement, neither Mortgagee nor Successor shall be liable for any act or omission of Landlord, provided that Mortgagee or Successor shall have a reasonable time after the Ownership Date to remedy any such act or omission which is continuing after the Ownership Date, in each case with the same force and effect as if the Lease had originally been made and entered into directly by and between Mortgagee or Successor, as landlord, and Tenant;

                    (d) Except as expressly set forth herein, neither Mortgagee nor Successor shall be subject to any offsets, credits, claims, counterclaims or defenses which Tenant might have against Landlord, or any successor landlord, under the Lease accruing prior to the Ownership Date, provided that all abatements, credits and offsets available to Tenant under the express terms of the Lease, whether accruing before or after the Ownership Date, shall continue to be effective against Mortgagee or Successor after the Ownership Date;

                    (e) Neither Mortgagee nor Successor shall be bound by any obligation of Landlord accruing prior to the Ownership Date to make any payment to Tenant or perform any work under the Lease, except that Mortgagee and Successor shall be liable for (i) payments and performance required under
Section 6 hereof (subject to the limitations contained in Section 6) and (ii) the timely return of any security or other deposit actually received by Mortgagee or Successor and acknowledged in writing by Mortgagee or Successor to be a security deposit for Tenant;

                    (f) Except as expressly provided in Section 2.3, Section 29.1(e) and Section 36.2(d) of the Lease, (it being understood and agreed that neither Mortgagee nor Successor shall have liability thereunder only after the Ownership Date and then subject to the limitations set forth herein) neither Mortgagee nor Successor shall be required to remove any person occupying the Premises or any part thereof and shall not be liable for any acts or omissions of any other tenant, subtenant or other party who may have possession of any portion of the Premises;

                    (g) Mortgagee shall not be required to apply any monies received from or for the benefit of Tenant or Landlord to any amount secured by the Loan Documents, and Mortgagee may, in its sole discretion, apply any such funds to any amount secured by the Loan Documents or any other obligations due from Tenant or Landlord, respectively, but such application shall not limit Mortgagee's obligations under Section 6(a) or 7(e) hereof or its liability under
Section 6(b) hereof; and

                    (h) No assignment of the Lease and no sublease of the Premises (or any portion thereof) in contravention of the terms of the Lease shall be effective against Mortgagee unless such assignment or sublease is consented to in writing by Mortgagee (which consent shall not be unreasonably withheld or delayed if and to the extent that the Lease expressly provides that such consent shall not be unreasonably withheld or delayed by Landlord) and, in any event, no assignment of the Lease and no sublease of the Premises (or any portion thereof) shall be effective against Mortgagee unless Tenant has given Mortgagee notice of the same at the same time that Tenant requests Landlord's consent to such assignment or sublease where such consent is required under the Lease and otherwise with reasonable promptness following the entering into of such assignment or sublease.

                  8. Tenant hereby agrees to provide Mortgagee with copies of all notices sent by Tenant to Landlord alleging a default or breach by Landlord of its obligations under the Lease, and copies of all documents attached thereto, concurrently with the giving of such notices to Landlord. In the event any such asserted default or breach constitutes a basis for the cancellation of the Lease by Tenant, Tenant hereby agrees that the Lease shall not be cancelled or terminated until (a) Tenant shall have given notice of such default to Landlord and Mortgagee as provided in the foregoing sentence, (b) Landlord shall have failed to cure such default within the cure period with respect thereto set forth in the Lease, and (c) Mortgagee shall not have remedied such default within the time provided in the Lease.

                  9. If (i) Landlord, as debtor-in-possession, or any trustee appointed in a bankruptcy case of Landlord, obtains an order of the Bankruptcy Court authorizing the rejection of the Lease in accordance with ss.365 of the Bankruptcy Code, and Tenant elects to retain its rights under the Lease in accordance with ss.365(h) of the Bankruptcy Code and (ii) Mortgagee or any other Successor shall acquire title to or control of the Property or of Landlord upon foreclosure or by the acceptance of a deed in lieu thereof or by any other means, then, in such event, Mortgagee or any other Successor (as the case may be) shall enter into a new lease with Tenant upon the same terms and conditions as were contained in the Lease, except that (x) the obligations and liabilities of Mortgagee or other Successor (as the case may be) under any such new lease shall be subject to the terms and conditions of this Agreement, and (y) the expiration date of such new lease shall coincide with the original expiration date of the Lease (but Tenant shall retain any renewal options contained in the Lease). Tenant shall execute any such new lease and shall attorn to Mortgagee or the other Successor (as the case may be) so as to establish direct privity between Mortgagee or such other Successor (as the case may be) and Tenant. Mortgagee shall have no liability for any Successor who fails to comply with this Section 9 other than a Successor controlled by Mortgagee or which is Mortgagee.

                  10. Tenant and Landlord hereby agree that, in the event that Mortgagee delivers to Tenant a notice (a) certifying that an Event of Default (as defined in the Mortgage) has occurred under the Mortgage, or (b) requesting that all Fixed Rent and Additional Rent due under the Lease be thereafter paid to Mortgagee, Tenant shall pay, and is hereby irreversibly and unconditionally authorized and directed by Landlord to pay, such Fixed Rent and Additional Rent directly to Mortgagee, and any such payment to Mortgagee shall constitute payment under the Lease. Delivery to Tenant of such notice from Mortgagee shall be conclusive evidence that Tenant is obligated to pay such rents to Mortgagee and payment of the rents by Tenant to Mortgagee pursuant to such notice shall constitute performance in full of Tenant's obligation under the Lease to pay Fixed Rent and Additional Rent to Landlord, and Landlord hereby releases Tenant from any and all liability in connection with such payment of rents by Tenant to Mortgagee pursuant to this Paragraph 10. If and to the extent that the Lease or any provision of law shall entitle Tenant to notice of any mortgage, Tenant acknowledges and agrees that this Agreement shall constitute such notice to Tenant of the existence of the Mortgage. Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned to Mortgagee as part of the security for the Loan Documents. The provisions of
Section 291-f of the Real Property Law shall apply to this Agreement and Tenant's obligations under the Lease.

                  11. All notices, demands or requests made pursuant to, under, or by virtue of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when delivered by hand (against a signed receipt), sent by a nationally recognized courier service, or sent by registered or certified mail (return receipt requested) and addressed:

                  If to Mortgagee:


                           ----------------------
                           ----------------------
                           ----------------------
                           Attention:

                  with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention:  Andrew H. Levy, Esq.

                  If to Tenant prior to the date Tenant first occupies the Premises for the ordinary conduct of business:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022
                           Attention:  Presiding Partner.

                  with a copy to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022
                           Attention:  Director of Administration.

                  If to Tenant after the date Tenant first occupies the Premises for the ordinary conduct of business:

                           Debevoise & Plimpton
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Presiding Partner

                  with a copy to:

                           Debevoise & Plimpton
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Director of Administration

                  If to Landlord:

                           919 Third Avenue Associates L.P.
                           c/o J. P. Morgan Investment Management, Inc.
                           522 Fifth Avenue
                           New York, New York  10036
                           Attention:  Douglas R. Gardiner

                  with a copy to:

                           Schulte Roth & Zabel LLP
                           900 Third Avenue
                           New York, New York 10022
                           Attention:  Robert S. Nash, Esq.

Any person may change the place that notices and demands are to be sent by written notice delivered in accordance with this Agreement. Notice given by mail or overnight courier shall be deemed to have been given on the date on which a receipt therefor is signed or on the date on which the attempted initial delivery is refused or cannot be made because of a change of address of which the sending party has not been notified.

                  12. Landlord, by its execution of this Agreement, agrees to be bound by and to act in accordance with the terms and conditions hereof.

                  13. This Agreement (i) shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of law, (ii) contains the entire agreement among the parties with respect to the subject matter hereof, and (iii) may not be modified, nor may any provision hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, administrators and assigns. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  14. All rights of Mortgagee hereunder shall accrue to, and all obligations of Mortgagee shall be binding upon, Mortgagee, its successors, assigns and nominees, including the grantee under a deed in lieu of foreclosure and/or the purchaser of the Property at a foreclosure sale or at any sale of the Property following the granting of a deed in lieu of foreclosure or following foreclosure and including any future mortgagee of the Building; provided, however, that Mortgagee shall not be liable hereunder and/or in connection with the Lease to the extent following any sale or other transfer of its interest in the Property or the Mortgage and related loan documents, the transferee assumes the obligations and rights arising hereunder and/or under the Lease (and/or any new Lease). Notwithstanding anything to the contrary in this Agreement, Mortgagee shall be released from all of its obligations hereunder and/or under the Lease in the event of a transfer of the Building by foreclosure or deed in lieu of foreclosure so long as Successor is not Mortgagee or Mortgagee does not control Successor, or Mortgagee is not the holder of the Mortgage. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors, administrators and permitted assigns of Mortgagee, Landlord and Tenant.

                  IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above set forth.

             LANDLORD:

                      919 THIRD AVENUE ASSOCIATES L.P.

                      By: J. P. Morgan Investment Management, Inc., as agent


                          By:
                              ------------------------------
                                  Douglas R. Gardiner
                                  Vice President

             TENANT:

                      DEBEVOISE & PLIMPTON

                          By:
                              ------------------------------
                               Name:
                               Partner

             MORTGAGEE:

                      ----------------------------

                          By:
                              ------------------------------


                           By:
                              ------------------------------
                               Name:
                                    Title:

[Add appropriate acknowledgments]

                                   Schedule A
                                   ----------

ALL that certain lot, piece or parcel of land and improvements located thereon, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of East 55th Street with the easterly side of Third Avenue;

RUNNING THENCE northerly along the easterly side of Third Avenue, 200 feet 10 inches to the corner formed by the intersection of the easterly side of Third Avenue with the southerly side of East 56th Street;

THENCE easterly along the southerly side of East 56th Street, 285 feet;

THENCE southerly parallel with the easterly side of Third Avenue and part of the way through a party wall, 100 feet 5 inches to the center line of the block;

THENCE again easterly and parallel with the southerly side of East 56th Street and along the center line of the block, 75 feet; THENCE again southerly and parallel with the easterly side of Third Avenue, 100 feet 5 inches to the northerly side of 55th Street;

THENCE westerly along the northerly side of East 55th Street, 360 feet to the point or place of BEGINNING.

Commonly known as 915 and 919 Third Avenue, New York, New York.

                                   Schedule B
                                   ----------

                                  THE MORTGAGE

Consolidated, Amended and Restated Fee and Leasehold Mortgage in the original principal sum of $325,000,000 by 919 Fee Associates L.P. and 919 Third Avenue Associates to NBBRE - 919 Third Avenue Associates, L.P., dated September 21, 1993 and recorded September 23, 1993 in the Office of the City Register, New York County (the "Register's Office") in Reel 2010, page 0041.